CERT.9999	**REBEL**	*9,000,000*
CERTIFICATE NUMBER	INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA	SHARES

COMMON STOCK
PAR VALUE $0.0001

CUSIP NO. 75617J105

SPECIMEN

THIS CERTIFIES THAT

IS THE OWNER OF **NINE MILLION**

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK PAR VALUE OF $0.0001 EACH OF

REBEL GROUP, INC.

TRANSFERABLE ON THE BOOKS OF THE CORPORATION IN PERSON OR BY DULY AUTHORIZED ATTORNEY UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED. THIS CERTIFICATE IS NOT VALID UNTIL COUNTERSIGNED BY THE TRANSFER AGENT AND REGISTERED BY THE REGISTRAR. WITNESS THE FACSIMILE SEAL OF THE CORPORATION AND THE FACSIMILE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

DATED: 01/01/2009

COUNTERSIGNED AND REGISTERED:
ISLAND STOCK TRANSFER
Transfer Agent

By

Authorized Signature

LIEW KWONG YEOW
CEO, Director

REBEL GROUP, INC.
Corporate
Seal
FLORIDA

15500 Roosevelt Boulevard, Suite 301, Clearwater FL, 33760
727.289.0010

CERT.9999

999999